Exhibit 10.24
Amendment One to the
The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement
          The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (the “Plan”) is amended, effective as of January 1, 2009, as set forth below:
1.	Section 5.01. Basic Benefit. The following paragraph is hereby added to the end of Section 5.01:
          (d) “Notwithstanding anything in this Section 5.01 or in Section 5.02 of the Plan, in the case of a Participant who is a member of the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan, the Participant’s Benefit in respect of any year commencing on or after January 1, 2009, shall not exceed the increase, if any, in the Participant’s Monthly Retirement Income (as defined in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan) during the course of such year, after giving effect to the reduction in Section 5.03(a) and prior to giving effect to the reductions in Section 5.03(b), Section  5.03(c), Section 5.03(d) and Section 5.03(e) thereof, multiplied by twelve.”
2.	Section 5.03. Payment of Benefits. The following language is hereby added to the last sentence of Section 5.03(a) immediately following the words “in the event of the death of the Participant”:
          “prior to the commencement of his benefits under the Plan”
3.	Section 6.03. Statute of Limitations. The first sentence of Section 6.03 is hereby amended by deleting the phrase “within three years” and replacing it with the phrase “within one year”.
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          Except as set forth herein, the Plan remains in full force and effect.